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SHAREHOLDER MEETING (Unaudited)

On June 19, 1996, an annual shareholder meeting was held at which the five
Trustees identified below were elected, the selection of KPMG Peat Marwick LLP as the independent auditors of the Fund for the fiscal year beginning November
1, 1995 was ratified (Proposal No. 1) and the change in the investment policy
(Proposal No. 2) was approved.  The following is a report of the votes cast:
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                                                          WITHHELD/   BROKER
NOMINEE/PROPOSAL           FOR             AGAINST        ABSTAIN     NON-VOTES    TOTAL
--------------------------------------------------------------------------------------------
Bridget A. Macaskill       5,290,193            --        159,970        66,290    5,516,453
Elizabeth B. Moynihan      5,282,704            --        167,459        66,290    5,516,453
Sidney M. Robbins          5,238,525            --        211,638        66,290    5,516,453
Donald W. Spiro            5,286,183            --        163,980        66,290    5,516,453
Pauline Trigere            5,240,393            --        209,770        66,290    5,516,453

Proposal No. 1             5,379,504        17,484         53,175        66,290    5,516,453
Proposal No. 2             3,002,732       197,370        115,378        66,290    3,381,770
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